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                                                                    EXHIBIT 10.3




                       MEDICAL DIRECTOR SERVICES AGREEMENT

      THIS MEDICAL DIRECTOR SERVICES AGREEMENT (the "Agreement") is made and entered into this 14th day of August 2003, effective as of the February 12, 2003, by and between RENAL CARE GROUP TEXAS, INC., a Texas corporation (the "Company"), and TYLER NEPHROLOGY ASSOCIATES, P.A., a Texas professional corporation (the "Practice"). In addition, each Practice Physician, as defined below, has executed the attached Physician Joinder and by which each such Practice Physician has agreed to be bound by certain terms of this Agreement as provided in the Physician Joinder.

                              W I T N E S S E T H:

      WHEREAS, the Company owns and operates the renal dialysis facilities at the addresses shown on EXHIBIT A (collectively, the "Facilities" and, individually, the "Facility"), which provide outpatient and home dialysis services;

      WHEREAS, the Facilities are outpatient dialysis facilities certified by the Center for Medicare and Medicaid Services ("CMS") for payment under the Medicare program, which program requires each Facility to obtain the services of a physician or group of physicians to perform prescribed medical director services for such Facility;

      WHEREAS, the Company desires to engage one or more nephrologists skilled in dialysis center administration to provide medical director services at the Facilities in accordance with the requirements established by CMS and as provided in this Agreement;

      WHEREAS, the Practice desires and is qualified to provide the medical director services contemplated by this Agreement to the Facilities through one or more of its Practice Physicians, each of whom will be licensed to Practice medicine and prescribe drugs without restriction in the State of Texas, will specialize in nephrology and dialysis services and will be experienced in dialysis center administration.

      NOW, THEREFORE, in consideration of the premises set forth above and the mutual covenants and agreements of the parties set forth in this Agreement, the receipt and sufficiency of which are acknowledged, the parties agree as follows:

                                    ARTICLE I
                             ENGAGEMENT AND SERVICES

      1.1 Engagement. The Company engages the Practice to provide, and the Practice shall provide, services for the Company as medical director of the Facilities in accordance with the requirements of applicable CMS regulations (including, without limitation, 42 C.F.R. Section 405.2100 et seq. and any successor regulations) and all applicable state regulations, as the same may be amended or supplemented, together with such other services as are customarily performed by medical directors at high quality dialysis facilities and such other tasks related to the oversight of dialysis treatments administered at the Facilities as the Company may from time to time reasonably designate.

      1.2 Responsibilities. Without limiting the generality of this Article I, the Practice shall provide the medical director services described in EXHIBIT B, which may be revised and updated from time to time by the Company, provided that any change that is not a CMS or other legal requirement must first be approved by the Practice if it increases the medical director duties hereunder.
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      1.3 Principal Contact. The Practice shall from time to time designate in writing to the Company a Practice Physician to serve as the principal contact at each Facility and who shall provide or arrange for the provision of the services required hereunder, and who shall serve as the principal contact for a period of no less than 12 months. The Practice may change the designation of the principal contact with the written consent of the Company (such written consent not to be unreasonably withheld or delayed); provided that the Practice will not change the principal contact more often than once per 12-month period, unless the principal contact dies, becomes disabled, leaves the Practice or experiences other exigent circumstances. The initial principal contact for each Facility is set forth on Exhibit A.

      1.4 Patient Care Manual. The Practice shall advise the Company in developing, maintaining and implementing a patient care policy and procedures manual for each Facility describing:

          (a) The types of dialysis used in the Facility and the procedures to be followed in performing each type of dialysis;

          (b) Procedures for implementing universal precautions for the prevention of disease transmission;

          (c) Procedures for properly handling blood-borne and infectious pathogens; and

          (d) A disaster readiness plan.

      1.5 Records. The Company and the Practice acknowledge that attending physicians have medical responsibility for the content of medical records of each Facility and that the head nurse of each Facility has operational responsibility for the day-to-day maintenance of such Facility's records. The Company, through a medical records supervisor designated for the Facility, with the assistance and support of the Practice, shall oversee the maintenance of current medical and business records relating to the care and treatment of patients in the Facilities in accordance with Company policies and applicable regulations of governmental agencies, including:

          (a) Patient long-term care plans, patient short-term care plans and medical histories;

          (b) Results of physical examinations and laboratory tests; and

          (c) Progress notes by all patient care staff, and complete and legibly signed orders and discharge summaries.

      1.6 Documentation. The Practice and Practice Physicians who provide services hereunder shall maintain, and provide to the Company upon request, reasonably complete and detailed documentation of the time spent and services performed in providing medical director services under this Agreement. This documentation shall be maintained in a form reasonably satisfactory to or prescribed by the Company.

      1.7 Medical Staff. The Practice shall review the applications of physicians requesting to attend to patients at each Facility and forward a recommendation concerning such applications to the body making credentialing decisions for the Facility under its Professional Staff Bylaws. Subject to each Facility's Professional Staff Bylaws, the Practice shall maintain oversight of all disciplinary actions with regard to any matter of such physicians or patient care personnel as needed to assure the quality of services and conformity to Company and Facility rules and policies.


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      1.8 Coverage. The Practice shall make available one or more Practice
Physicians, as appropriate, to provide medical director services at each Facility for its hours of operation. The Practice and the Company shall confer from time to time in good faith concerning the appropriate level of physician coverage to provide medical director services hereunder.

      1.9 Practice Physicians. (a) The Practice represents and warrants that all physicians who as of the date of this Agreement meet the definition of a Practice Physician have executed the Physician Joinder attached hereto. As a condition to engaging any physician in a manner that causes such physician to become a Practice Physician, the Practice shall obtain the signature of such physician on the Physician Joinder in consideration for such engagement the fees payable to the Practice hereunder.

          (b) For purposes of this Agreement, the term "Practice Physician" means any physician who is a physician performing services on behalf of the Practice at any of the Facilities (whether as an employee, partner, member, shareholder or independent contractor of the Practice), any other physician performing services on behalf of the Practice hereunder (as may be approved by the Company), and any other physician in any way affiliated or associated with the Practice, or regularly seeing patients of the Practice (other than on a covering or locum tenens basis).

      1.10 No Required Referrals. Notwithstanding any other provision of this Agreement, each of the Company, the Practice and the Practice Physicians acknowledges and agrees that neither the Practice nor any Practice Physician is required to make referrals of patients to the Company or any affiliate of the Company or to the Facilities. Each of the Practice Physicians is free to maintain professional staff privileges at any dialysis facility, to refer patients to any other facility for dialysis or other services, and, subject to
Article VII, otherwise to perform professional medical services at or through any entity, whether or not it is competing with any Facility, the Company or with any affiliates of the Company.

      1.11 Supervising Nurse. The Company shall provide a full-time nurse to manage the provision of patient care in each Facility. The Practice may delegate to the supervising nurse the responsibility for the execution of patient care policies on a day-to-day basis, and the principal contact will provide medical guidance to the supervising nurse in the execution of these duties; provided, however, that the Practice may only delegate to the supervising nurse duties covered by this Agreement.

                                   ARTICLE II
                              TERM AND TERMINATION

      2.1 Initial and Renewal Terms. This Agreement is effective as of February 12, 2003, (the "Effective Date") and shall remain in full force and effect until 12:00 p.m. midnight on the seventh anniversary of the Effective Date (the "Initial Term"), unless earlier terminated as provided in this Article II. This Agreement shall automatically renew for additional successive terms of three years each (the "Renewal Terms"), unless either party gives written notice of non-renewal to the other party not less than 90 days prior to the expiration of the Initial Term or then-current Renewal Term, as applicable. If such notice is given, this Agreement shall expire as of the last day of the Initial Term or the then-current Renewal Term, as applicable.

      2.2 Termination By Agreement. The Company and the Practice may agree in writing signed by both parties to terminate this Agreement at a time and date stipulated in such writing.

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      2.3 Termination by the Practice for Cause. (a) The Practice may during the
Initial Term or any Renewal Term terminate this Agreement upon written notice to the Company in the event of the occurrence of any of the following:

              (i) material breach of any covenant, agreement, term, representation or warranty of the Company in this Agreement or the failure of any representation or warranty of the Company in this Agreement to be true and correct in all material respects when made or deemed made hereunder, which breach or failure, if susceptible of cure, continues uncured for 30 days after the Practice gives written notice of such breach or failure of the Company, any notice of breach or failure will describe such breach or failure with reasonable particularity;

              (ii) the revocation of the Medicare certification of the Facility or the exclusion of the Company from participation in the Medicare or Medicaid program which exclusion or revocation has not been cured, stayed or rescinded within 90 days;

              (iii) any felony conviction (including a plea of nolo contendere) of any officer of management-level employee of the Company relating to the provision of health care services at the Facility;

              (iv) dishonesty, misappropriation of property, or false or defamatory disparagement of the Practice or any of its medical staff, affiliates, representatives or employees;

              (v) the failure of the Company reasonably to consider or reasonably to act upon a written request by the Practice that the Company provide equipment, personnel or training for personnel necessary to operate the Facility in accordance with applicable law and the conditions of participation in the Medicare program, which failure continues for 30 days after the Practice gives the Company notice written notice that the Practice intends to terminate this Agreement under this Section 2.3(a)(v); or

              (vi) the existence of an immediate threat to the health or safety of any patient receiving treatment at the Facility, which threats results from any act or omission of the Company or any of its employees (and not from any act or omission of the Practice).

          (b) Upon the occurrence of any event described in Section 2.3(a)(iii), or 2.3(a)(iv), the Practice shall not terminate this Agreement, if, within 30 days after the Practice gives the Company written notice of the action or event giving the Practice the right to terminate this Agreement, the Company agrees that the individual who is the subject of such cause will not have any further involvement with the Facilities.

      2.4 Termination by the Company.

          (a) The Company may during the Initial Term or any Renewal Term terminate this Agreement upon written notice to the Practice in the event of the occurrence of any of the following with respect to the Practice or any one of the Practice Physicians:

              (i) dishonesty, misappropriation of property, disparagement of the Company, any Facility or Renal Care Group, Inc., the parent company of the Company ("RCG"), or any of their affiliates, representatives or employees;

              (ii) negligence in the performance of any duty or responsibility as medical director under this Agreement, which negligence was not occasioned in whole or in part by any negligence by the

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management or employees of the Company, the Facilities or RCG, and which negligence results in substantial harm to the reputation or ongoing ability to conduct the business of the Facility or the Company;

              (iii)suspension, revocation or limitation of the licenses or authorizations required to be maintained by the Practice or the Practice Physicians;

              (iv) exclusion of the Practice or any Practice Physician from participation under Medicare, Medicaid or any other federal health benefits program;

              (v) revocation, suspension, probation, removal or resignation under investigation of any Practice Physician from membership or privileges on the medical staff of any Facility or of any other health care facility at which such Practice Physician has medical staff privileges;

              (vi) the existence of an immediate threat to the health or safety of any patient receiving treatment at any Facility, which threat results from any act or omission of the Practice or any Practice Physician;

              (vii) the requirement, or threatened requirement, by any federal or state agency having jurisdiction over the Company or any Facility that the Practice or any Practice Physician cease to provide medical director services at a Facility;

              (viii) commission or conviction, including a plea of nolo contendere, of any felony or of any crime involving moral turpitude; or

              (ix) material breach of any covenant, agreement, term, representation or warranty of the Practice or any Practice Physician in this Agreement or the failure of any representation or warranty of the Practice in this Agreement to be true and correct in all material respects when made or deemed made hereunder, which breach or failure, if susceptible of cure, continues uncured for 30 days after the Company gives written notice of such breach or failure to the Practice; any notice of breach will describe such breach with reasonable particularity.

          (b) Upon the occurrence of any event described in paragraph (a) of this Section 2.4 that is the result of an act or omission of one or more specific Practice Physicians who do not constitute a majority of the Practice Physicians then providing services hereunder, the Company shall not terminate this Agreement if, within 30 days after the Company gives the Practice written notice of the act or omission giving the Company the right to terminate this Agreement, the Practice agrees that any Practice Physician who is the subject of such cause will not provide further services under this Agreement and, if requested by the Company, that the Practice will use its best efforts to cause such physician to resign the privileges of such Practice Physician to attend patients at the Facilities.

          (c) Upon the occurrence of any event described in paragraph (a) of this Section 2.4, the Company shall have, in addition to the right to terminate this Agreement, the right to suspend the Practice from providing services under this Agreement for a period of up to one year. In the event of any such suspension, this Agreement shall remain in force, except that (i) the Practice will not be required to perform services required under this Agreement, (ii) the Company will not be required to pay the compensation contemplated by this Agreement, and (iii) the term of this Agreement shall not be extended by the occurrence of such suspension. At any time during or at the end of any such period of suspension, the Company may elect to terminate this Agreement.


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      2.5 Effect of Termination or Expiration. Upon and following the expiration of this Agreement or its termination for any reason, the Practice shall not interfere with any efforts by the Company to contract with any other individual or entity for the provision of medical director services. Expiration or termination of this Agreement shall not affect any rights or obligations of the parties accruing hereunder through the date of expiration or termination, including the Company's obligation to compensate Practice for medical director services pro-rated through such date, and such rights and obligations shall survive expiration or termination.

                                   ARTICLE III
                                  COMPENSATION

      3.1 Compensation.

          (a) In consideration of the services, covenants, and agreements agreed to be performed by the Practice during the Initial Term and any Renewal Term, the Company shall pay the Practice at the rate of $532,000 per year, payable in substantially equal monthly installments on or before the 15th day of each month for services rendered during the preceding month. In addition to the monthly medical director fee prescribed above, the Practice shall be eligible for an annual bonus of up to 15% of the base medical director compensation paid during the year based upon the success of the Facilities in meeting annual clinical outcomes targets and in achieving performance objectives for the Facilities and the Practice generally prescribed by RCG for its dialysis facilities in the region in which the Facilities are located. Such annual bonus (if any) shall be payable on or before July 1 for the prior year's services. The current criteria for reviewing and determining the bonus amount are attached hereto as EXHIBIT C. RCG may change such criteria annually, and the Company will provide the revised criteria to the Practice when adopted. The Practice agrees to accept the payment under this subsection (a) (as it may be adjusted as provided below) as the total compensation for all services, covenants and agreements pursuant to this Agreement.

          (b) (i) Beginning effective as of the second anniversary of the Effective Date, if either party believes that the fair market value of the services provided by the Practice under this Agreement has changed in any material way since the most recent anniversary of the Effective Date, then such party may notify the other that it believes such a change has occurred and the Practice and the Company shall negotiate in good faith an adjustment to the compensation described in Section 3.1(a) above so that it represents fair market value for the duties and responsibilities of the Practice to be provided during the next year under this Agreement. Notwithstanding the foregoing, no adjustment pursuant to this subsection (b)(i) to the compensation payable under this Agreement shall be effective unless set forth in writing signed by each of the Practice and the Company, which writing shall be deemed an amendment to this Agreement. The parties hereto agree that any additional compensation paid to the Practice pursuant to this Agreement in connection with additional renal dialysis facilities developed or acquired by the Company after the Effective Date shall be no less than $30,000 per facility, per annum.

              (ii) If the Practice and the Company are unable to agree on an adjustment, then either may require that an adjustment of the compensation hereunder be submitted to a qualified independent third party mutually selected by both the Practice and the Company to determine the fair market value of the services required hereunder, the costs and fees of which shall be borne equally by the Practice and the Company. If the Practice and the Company are unable to agree on the third party, then each such party shall at its own cost and expense select its own qualified independent third party and the average of such two determinations of fair market value shall be the revised compensation unless such determinations are more than 10% apart, in which case such third parties shall mutually select an additional qualified independent third party, the fees and expenses of which shall be shared equally, who shall determine the fair market

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value of the services hereunder from between the range of the amounts determined by the first two appraisals. The fair market value of the services as determined in accordance with the provisions of this subsection (b)(ii) shall be the compensation payable under this Agreement effective as of the applicable anniversary of the Effective Date, and such final determination shall be deemed an amendment to this Agreement.

          (c) Any change to the compensation payable hereunder in accordance with subsection (b) of this Section 3.1 shall be effective as of the applicable anniversary of the Effective Date and shall remain effective, and not subject to adjustment under Section 3.1(b) or otherwise, for at least 12 months from the effective date of such change.

          (d) In further consideration of the Practice's execution and delivery of this Agreement and the services, covenants and agreements of the Practice and the Practice Physicians pursuant to this Agreement, the Company shall pay the Practice a signing bonus of $600,000 (the "Signing Bonus"). The Signing Bonus will be payable $100,000 in cash by wire transfer to one or more accounts designated by the Practice, which wire transfer will be made and upon the Practice's execution and delivery of this Agreement, and $500,000, plus interest in the amount of 5% per annum, in substantially equal monthly installments of $7,066.96, in arrears on or before the 15th of each month during the Initial Term.

      3.2 Expenses. The Company shall be responsible for all reasonable expenses incurred in the operation of the Facility and the support of the services provided by Practice hereunder, including appropriate office space and secretarial support, and shall reimburse the Practice for all reasonable out-of-pocket expenses incurred by the Practice in attending meetings outside the service area of the Facility as required or requested by the Company pursuant to Article I of this Agreement. The Company and the Practice acknowledge and agree that attendance by existing medical directors at RCG's annual medical meeting is not required under this Agreement. The Company will pay the Practice $1,000 each year to help defray the cost of one or more Practice Physicians attending RCG's annual medical meeting if one or more Practice Physicians attend such annual meeting.

                                   ARTICLE IV
                                STATUS OF PARTIES

      4.1 Tax Status. The Company and the Practice acknowledge and agree that the relationship created under this Agreement between them is that of independent contractors and that nothing in this Agreement shall be deemed to render either party the employer or employee of the other, agent or principal of the other, or joint venturer or partner of the other. The parties acknowledge and agree that the Practice Physicians will be engaged by the Practice and will under no circumstances be considered the employee(s) of the Company, RCG or the Facilities, or any of their affiliates. The Practice shall be responsible for all withholding, payroll and similar taxes related to its engagement of the Practice Physicians, and neither the Practice nor the Practice Physicians shall be entitled to any benefits afforded to the employees of the Company, RCG or the Facilities, or any of their affiliates. The Practice agrees that (i) neither it nor any Practice Physician be treated as an employee of the Company for federal tax purposes; (ii) the Company will not withhold on behalf of the Practice any sums for income tax, unemployment insurance, social security, or any other withholding pursuant to any law or requirement of any governmental body; (iii) all of such taxes, payments and withholdings, if any, are the sole responsibility of the Practice; and (iv) the Practice will indemnify and hold the Company and RCG harmless from any and all loss or liability arising with respect to such benefits, taxes, payments and withholdings, if any. If the United States Internal Revenue Service ("IRS") should question or challenge the worker status of the Practice or the Practice Physicians, then the parties agree that both the Practice and the Company shall have the right to participate in any discussion or negotiation

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occurring with the IRS, irrespective of which party initiated such discussions or negotiations, and each party shall notify the other in advance of any planned meeting or discussion.

      4.2 No Agency. The Practice shall not have the right or authority to, and expressly agrees that it will not, enter into any contract in the name of the Company or otherwise to bind the Company, in any way, without the express written consent of the Company. The Practice shall indemnify and hold the Company harmless from any and all loss or liability attributable to a violation of this covenant.

      4.3 Access to Records. If it is ultimately determined that Section 952 of the Omnibus Reconciliation Act of 1980 (42 CFR 420.300 et seq.) applies to this Agreement, then until the expiration of four years after the furnishing of services provided under this Agreement, the Practice will make available to the Secretary of the United States Department of Health and Human Services, the United States Comptroller General, and their representatives, this Agreement and all books, documents and records necessary to certify the nature and extent of the costs of those services. If the Practice carries out the duties of this Agreement through a subcontract worth $10,000 or more over a twelve-month period with a related organization, the subcontract will also contain an access clause to permit access by the Secretary, Comptroller General, and their representatives to the related organization's books, documents and records.

      4.4 The Company's Work Product. All operating procedures, protocols, information systems, operating data, databases, reports and other non-public proprietary business systems or information owned by the Company or RCG shall be and remain the exclusive property of the Company or RCG, as appropriate. If the Practice or any Practice Physician modifies, enhances or alters any of such property such modification, enhancement or alteration will be deemed a work-for-hire and shall be the property of the Company or RCG, as appropriate. The Practice or Practice Physician making such modification, enhancement or alteration will execute all documents reasonably requested by the Company to vest fully in the Company or RCG title to such modification, enhancement or alteration.

                                    ARTICLE V
                                    INSURANCE

      5.1 Practice Insurance Coverage. The Practice shall purchase and maintain at its expense for itself and each of the Practice Physicians professional and general liability insurance, with an insurance company reasonably acceptable to the Company, with policy limits of at least $1,000,000 per occurrence and $3,000,000 in the aggregate for each of the Practice Physicians and policy limits of at least $200,000 per occurrence and $600,000 in the aggregate for the Practice, including coverage for acts and omissions in performing services under this Agreement and in rendering medical services to patients of the Facilities.

      5.2 Company Insurance Coverage. The Company shall procure and maintain throughout the term of this Agreement professional and general customary liability insurance (through self-insurance or an insurance carrier) with policy limits of at least $1,000,000 per occurrence and $3,000,000 in the aggregate.

      5.3 Evidence of Coverage. Upon the execution of this Agreement and annually thereafter or on reasonable request, the Company and the Practice shall each provide the other with certificates of insurance or other reasonably satisfactory evidence of the insurance required to be maintained under Sections
5.1 and 5.2. Each party shall notify the other at least 60 days prior to the voluntary cancellation or termination of any such coverage and immediately upon receipt of any notice of involuntary cancellation or termination of any such coverage.


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                                   ARTICLE VI
                     PRACTICE REPRESENTATIONS AND COVENANTS

      6.1 Representations and Covenants. The Practice represents, covenants and warrants as follows:

          (a) The Practice is, and shall at all times during the term of this Agreement be, licensed to conduct its business in the State of Texas, and shall engage as Practice Physicians only physicians who are licensed without restriction to Practice medicine in Texas and who never have had any such license in this or any other state limited, withdrawn, suspended, subject to reprimand, curtailed, placed on probation or revoked;

          (b) The Practice shall engage as Practice Physicians only physicians who are board eligible or board certified in the specialty of nephrology as recognized by the American Board of Medical Specialists;

          (c) The Practice shall engage as Practice Physicians only physicians who are members of the medical staff of a local hospital, who have at least one year experience or training in the care of patients at an end stage renal disease treatment facility, and who have been granted privileges to practice at the Facilities;

          (d) Except as may be approved in writing by the Company, which approval will not be unreasonably withheld or delayed, the Practice shall engage as Practice Physicians only physicians who have never been denied membership or reappointment to membership on the medical staff of any health care facility, and who have never had medical staff membership or clinical privileges limited, suspended, curtailed, revoked, placed on probation or withdrawn, and who have never been subject to reprimand whether voluntarily or as a result of action (either formal or informal) initiated by any health care facility or its medical staff;

          (e) The Practice shall require the Practice Physicians to use their commercially reasonable best efforts and professional skills and judgment in rendering services under this Agreement;

          (f) The Practice shall require the Practice Physicians to perform professional services and render care to patients in accordance with, and in a manner consistent with, appropriate standards and the ethics of the medical profession and as necessary for the Facilities to maintain compliance with applicable governmental laws and regulations;

          (g) The Practice shall require the Practice Physicians promptly to notify the Company of any actual or threatened denial, suspension, revocation or curtailment of licensure or certification status, medical staff membership or clinical privileges held by such physician(s) with any state, with any Facility of the Company, or with any payor or other health care facility;

          (h) The Practice has notified the Company of each action or claim alleging professional negligence filed or asserted against the Practice or any Practice Physician within the previous five years and a current status and/or ultimate resolution of such claim and will promptly notify the Company in writing of its receipt of any action, claim or lawsuit alleging professional negligence lodged against the Practice or any Practice Physician individually or any partnership, professional corporation or association with which any Practice Physician is affiliated;

          (i) The Practice shall, for itself, and for each Practice Physician, promptly notify the Company of any sanction, threatened sanction, investigation or proceeding by any governmental agency or

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
any entity regarding the participation by the Practice or any Practice Physician in the Medicare, Medicaid program or any third party payor program in which the Facilities participate; and

          (j) This Agreement covers all of the services being provided to the Company by the Practice and the Practice Physicians as medical directors of the Facilities, and the Practice acknowledges and agrees that the aggregate amount of services to be provided under this Agreement will not exceed an amount that is reasonable and necessary for the legitimate medical and business purposes of this arrangement.

                                   ARTICLE VII
                         CONFIDENTIALITY, NONCOMPETITION
                          AND NONSOLICITATION COVENANT

      7.1 Additional Covenants.

          (a) During the term of this Agreement and for a period of two years after the termination or expiration of this Agreement, the Practice and each Practice Physician agrees that it, he or she will not in any manner, directly or indirectly, by itself, himself or herself or in conjunction with any other person, (i) conduct any of the activities or perform any of the responsibilities delineated in Article I and EXHIBIT B ("Services") of this Agreement for any business entity that is competitive with the business of the Company or (ii) establish or own any financial, beneficial or other interest in (other than an interest consisting of less than one percent (1%) of a class of a publicly traded security), make any loan to or for the benefit of, or render any managerial, marketing or other business advice, to any entity that is then conducting activities that are competitive with those of the business of the Company, in either case within a 25-mile radius around each Facility (the "Territory"). For purposes of this Article, the "business of the Company" means owning or operating a renal dialysis center, unit or facility or providing dialysis supplies or services to any other such center, unit or facility to any home dialysis program, including the provision of pharmaceuticals or laboratory services related to renal dialysis, but does not include participating, directly or indirectly, as a limited partner in RCG East Texas, LLP.

          By executing a counterpart of this Agreement and in consideration of the compensation paid to the Practice hereunder, each Practice Physician agrees to be bound by the terms of this Article VII. With respect to the Practice Physicians, the two year time periods applicable to this Article VII shall begin on the earlier of (i) the termination or expiration of this Agreement, or (ii) the termination of the employment, independent contractor or other relationship or affiliation of the Practice Physician with the Practice, such that such Practice Physician ceases to fall within the definition of a Practice Physician hereunder and generally ceases to treat patients of the Practice.

          (b) During the term of this Agreement and for a period of two years after the termination or expiration of this Agreement, the Practice and each Practice Physician will use all reasonable efforts to keep confidential and not to divulge, or allow to be divulged to anyone, or use or otherwise appropriate for its, his or her own benefit or for the benefit of others, any knowledge or information of a confidential nature with respect to the business of the Company, the Company itself, or any of its affiliates, including all trade secrets, pricing information, marketing information or technical information (hereinafter referred to as the "Confidential Data"), except for (i) information that is generally available to the public other than as a result of a breach of a confidentiality agreement, (ii) information available on a non-confidential basis from a source other than the Company or its affiliates or agents, which source itself is not bound by a confidentiality agreement, (iii) information required to be disclosed by law or pursuant to court order, but only to the extent such disclosure is necessary to respond to such law or court order, or
(iv) disclosure necessary in order for the Practice to perform its obligations under this Agreement, but only to the extent such disclosure is necessary for such performance. Each of the Practice and the Practice Physician acknowledges and agrees that the prohibitions against disclosure of Confidential Data recited herein are in addition to, and not in lieu of, any rights or remedies that the Company may have available pursuant to the laws of any jurisdiction or at common law to prevent the disclosure of confidential information or trade secrets, and the enforcement by the Company of its rights and remedies under to this Agreement shall not be construed as a waiver of any other rights or available remedies that the Company may possess in law or equity.

          (c) During the term of this Agreement and for a period of two years after the termination or expiration of this Agreement, neither the Practice nor any of the Practice Physicians will, for its, his or her own benefit or the benefit of others, solicit any person or entity that has or has had, or disrupt or attempt to disrupt, any relationship, contractual or otherwise, with the Company (including any payor, physician, provider, managed care organization or supplier) at any time during the term of this Agreement for the purpose of assisting or creating such a relationship for any business entity that is competitive with the business of the Company.

          (d) During the term of this Agreement and for a period of two years after the termination of this Agreement, no party hereto will hire or attempt to hire, or induce, or attempt to induce, any employee of another party or any of its affiliates to terminate his or her association with such other party or any of its affiliates. If any employee of a party hereto or any of its affiliates (the "Non-Hiring Party") responds to a general solicitation and seeks employment with another party or any of its affiliates (the "Hiring Party"), and the Hiring Party desires to hire such employee, then the Hiring Party shall give notice of its, his or her desire to hire such employee to the Non-Hiring Party and will not offer to hire such employee until the earlier of seven days after such notice is received by the Non-Hiring Party or the date on which the Non-Hiring Party approves such hiring. If the Hiring Party hires an employee of the Non-Hiring Party after following the procedures outlined above, the Non-Hiring Party may request that the employee continue to provide services to the Non-Hiring Party for up to 30 days to provide for an orderly transition.

          (e) These covenants are considered by the parties hereto to be fair, reasonable and integral for the protection of the Company. The parties agree that if a violation of any of these covenants occurs, then (i) such violation and any threatened violation will cause irreparable injury to the Company, (ii) the remedy at law for any such violation or threatened violation will be inadequate, and (iii) the Company will be entitled to injunctive relief to prevent such violation. The parties acknowledge that these covenants will survive, and remain in effect and enforceable after, termination of this Agreement.

          (f) Nothing in this Article VII shall be deemed to prohibit any Practice Physician from exercising his or her medical judgment concerning the medical treatment of a patient in any manner whatsoever in any location whatsoever, and shall not be deemed to require the referral of any such patient to any facility of the Company or any of its affiliates. The parties acknowledge and agree that this Agreement shall in no way be deemed to restrict the right or ability of the Practice and the Practice Physicians to admit and provide professional service to patients at facilities and institutions other than the Facilities or other facilities of the Company or RCG, including without limitation facilities operated by business entities that are competitive with the business of the Company. The Practice and the Practice Physicians acknowledge that enforcement of this covenant will not prevent any physician of the Practice from earning a living by practicing medicine or nephrology.

                                  ARTICLE VIII
                       CONFIDENTIALITY OF PATIENT RECORDS

      8.1 Patient Records. (a) All patient medical records shall be and remain the sole property of the Company and shall be maintained at the Facilities. The Practice shall assist the Company in implementing procedures to preserve the confidentiality of patient medical records and shall cooperate in compiling data regarding patient treatment costs and outcomes.

          (b) Neither the Practice nor any Practice Physician shall disclose to any third party, except where permitted or required by law or where such disclosure is expressly approved by the Company in writing, any patient or medical record information regarding patients of the Company, and the Practice and the Practice Physicians shall comply with all federal and state laws and regulations and with the policies of the Company regarding the confidentiality of such information. Each party acknowledges that in receiving or otherwise dealing with any records or information from the other party about a Facility's patients receiving treatment for alcohol or drug abuse, each party are fully bound by the provisions of the federal regulations governing Confidentiality of Alcohol and Drug Abuse Patient Records (42 C.F.R. Part 2, as amended from time to time).

          (c) The Company, the Practice and the Practice Physicians agree to comply with the applicable provisions of the Administrative Simplification section of the Health Insurance Portability and Accountability Act of 1996, as codified at 42 U.S.C. Section 1320d through d-8 ("HIPAA"), and the requirements of any regulations promulgated thereunder including without limitation the federal privacy regulations as contained in 45 CFR Part 164 (the "Federal Privacy Regulations") and the federal security standards as contained in 45 CFR
Part 142 (the "Federal Security Regulations"). The Company, the Practice and the Practice Physicians agree not to use or further disclose any protected health information, as defined in 45 CFR 164.504, or individually identifiable health information, as defined in 42 U.S.C. Section 1320d (collectively, the "Protected Health Information"), concerning a patient other than as permitted by this Agreement and the requirements of HIPAA or regulations promulgated under HIPAA including without limitation the Federal Privacy Regulations and the Federal Security Regulations. The Practice and the Practice Physicians will assist the Company in implementing appropriate safeguards to prevent the use or disclosure of a patient's Protected Health Information other than as provided for by this Agreement, and the Practice and the Practice Physicians will abide by the policies and procedures adopted by the Company with respect to the Protected Health Information of the Facility's patients. Each of the Practice Physicians and the Practice will promptly report to the other any use or disclosure of a Company patient's Protected Health Information not provided for by this Agreement or in violation of HIPAA, the Federal Privacy Regulations, or the Federal Security Regulations of which the Practice or the Practice Physician becomes aware. In the event the Practice or any Practice Physician, with the Company's approval, contracts with any agents to whom the Company provides a patient's Protected Health Information, the Practice or the Practice Physician shall include provisions in such agreements whereby the Practice or the Practice Physician and such agent agree to the same restrictions and conditions that apply to the Practice and the Practice Physicians with respect to such patient's Protected Health Information. The Practice and the Practice Physicians will make their internal practices, books, and records relating to the use and disclosure of a patient's Protected Health Information available to the Secretary of Health and Human Services to the extent required for determining compliance with the Federal Privacy Regulations and the Federal Security Regulations. Notwithstanding the foregoing, no attorney-client, accountant-client, or other legal privilege shall be deemed waived by the Company, RCG, the Practice or any Practice Physician by virtue of this subsection.

          (d) The provisions of this Section 8.1 shall survive expiration or other termination of this Agreement, regardless of the cause of such termination.

                                   ARTICLE IX
                                  MISCELLANEOUS

      9.1 Notices.  Any notice sent in accordance with the provisions of this
Section 9.1 shall be deemed to have been received (even if delivery is refused or unclaimed) on the date that is: (i) the date of proper posting, if sent by certified U.S. mail or by express U.S. mail or private overnight courier, or
(ii) the date on which sent, if sent by facsimile transmission, with confirmation and with the original sent by certified U.S. mail, addressed as follows:

      Practice:               Tyler Nephrology Associates, P.A.
                              1133 Medical Drive
                              Tyler, Texas 75701
                              Telecopy Number:  (903) 595-0206


      Company:                Renal Care Group Texas, Inc.
                              c/o Renal Care Group, Inc.
                              2525 West End, Suite 6800
                              Nashville, Tennessee 37203
                              Telecopy Number: (615) 345-5503
                              Attn:  Chief Financial Officer
                                and General Counsel

      Any party hereto may change its address specified for notices herein by designating a new address by notice in accordance with this Section 9.1.

      9.2 Amendments. Subject to Section 9.4, this Agreement may be amended at any time by mutual agreement of the Practice and the Company hereto, but any such amendment shall not be operative or valid unless the same is reduced to writing and approved by the parties hereto.

      9.3 Assignability. This Agreement shall not be assignable by the Practice, and the Practice shall not assign any of its rights or obligations under this Agreement without the written consent of the Company. This Agreement shall not be assignable by the Company, and the Company shall not assign any of its rights or obligations under this Agreement without the written consent of the Practice; provided that, without the consent of Practice, the Company may assign or transfer this Agreement to an affiliate of the Company or RCG or in connection with a sale of the Facilities or all or substantially all of the assets or business of the Company.

      9.4 Contract Modifications; Severability.

          (a) This Agreement shall be construed to the fullest extent possible to be in compliance with and permitted by all Federal (including Medicare and Medicaid) and state statutes, rules and regulations. If a Triggering Event (as defined below) occurs, either the Company or the Practice may by written notice to the other propose an amendment to this Agreement as necessary to comply with the item giving rise to the Triggering Event. To the fullest extent possible, any such amendment shall preserve the responsibilities and duties of the parties and the underlying economic and financial arrangements between the Company and the Practice with the least changes to the parties' expectations hereunder. If the Practice and the Company fail to agree to the form of an amendment within 60 days after the date of such notice, then either of such party may submit the matter to arbitration as provided in Section 9.9, and any arbitration award shall comply with the second sentence of this Section; provided that if any resulting change to this Agreement includes a change to the compensation under Section 3.1(a), then the amount of compensation shall be determined under the procedures in Section 3.1(b). For purposes of this Section 9.4, "Triggering Event" means the effectiveness of any statute, rule, regulation, order, decree or regulatory interpretation (i) prohibiting the Practice or any of the Practice Physicians from referring patients (whether Medicare, Medicaid or otherwise) for renal dialysis either directly or indirectly to the Facilities; (ii) prohibiting the Company, the Practice or any Practice Physician from submitting claims or receiving payment under the Medicare, Medicaid or any other third party payment programs for services rendered to patients receiving care at the Facilities;
(iii) determining that the amount or method for determining compensation paid to the Practice hereunder does not reflect fair market value for the services provided by the Practice under this Agreement without taking into account the volume or value of referrals made by the Practice Physicians; or (iv) otherwise rendering illegal the relationship hereunder between the Company, the Practice and the Practice Physicians.

          (b) Subject to the provisions of subsection (a) of this Section 9.4, if any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws in effect during the term of this Agreement, the legality, validity or enforceability of the remaining provisions of this Agreement shall not be affected thereby.

      9.5 Headings. The headings of this Agreement are inserted for convenience only and are not to be considered in construction of its provisions.

      9.6 Entire Agreement. This Agreement constitutes the full contract and agreement of the parties with respect to its subject matter, superseding all prior or contemporaneous agreements, either oral or written.

      9.7 Construction of the Agreement and Binding Effect. Notwithstanding the place where this Agreement may be executed by any of the parties hereto, the parties expressly agree that all terms and conditions of this Agreement shall be construed under and governed by the laws of the State of Texas. Venue of any dispute regarding this Agreement (including any mediation or arbitration) shall be in Smith County, Texas.

      9.8 Non-Waiver. The failure of either party to exercise any of its rights under this Agreement for a breach thereof shall not be deemed to be a waiver of such rights or a waiver of any subsequent breach.

      9.9 Disputes. (a) The parties agree that any dispute arising in connection with, or relating to, this Agreement or the termination of this Agreement (other than a dispute related to Sections 3.1(b) or 9.4) shall be subject to resolution through informal methods. If the parties are unable to resolve such dispute after thirty days of efforts, then such dispute shall be submitted to mediation with a singe mediator selected by the parties or, failing the parties' agreement on a mediator, selected by the American Health Lawyers Association Alternative Dispute Resolution Service (the "AHLA-ADRS"). The mediation shall be conducted in accordance with the AHLA-ADRS Rules of Procedure for Mediation. If the parties are unable to resolve the dispute through mediation, they shall retain all rights and remedied at applicable law, subject to paragraph (b) below.

          (b) Following the procedures outlined in paragraph (a) above, the parties agree that any dispute arising in connection with, or relating to, this Agreement or the termination of this Agreement (other than a dispute related to Section 3.1(b) and, unless the Company so agrees, a dispute under Article VII), to the maximum extent allowed by applicable law, shall be subject to arbitration in accordance with the terms of the AHLA-ADRS Rules of Procedure for Arbitration (the "ADR Procedures"). A single arbitrator shall be chosen mutually by the parties pursuant to the ADR Procedures. Notwithstanding the foregoing, any party hereto may seek all available preliminary injunctive or other temporary relief pending the issuance of an arbitration award. The award of the arbitrator shall contain findings of fact and conclusions of law and shall be binding and conclusive upon the parties.

      9.10 Third Party Beneficiaries. The Practice and the Practice Physicians agree that RCG and its affiliates are express and intended third party beneficiaries of this Agreement.

      9.11 Right of First Refusal to Provide Medical Director Services. If the Company or any affiliate of the Company seeks to establish any de novo or satellite dialysis facility within the Territory (as defined in Section 7.1), then the Practice shall have a right of first refusal, but not the obligation, to provide medical director services to any such facility. The terms and provisions governing the provision of such services shall be substantially the same as the terms and provisions of this Agreement, provided that the compensation for such additional services shall not be less than $30,000 per facility. The Company will notify the Practice in writing at least 120 days prior to opening a de novo or satellite facility. Such notice will specify the medical director fee proposed for such facility. If the Practice declines such offer or fails to respond to such offer within the applicable 120-day period, then the Company will be free to engage another physician or practice to provide such medical director services on substantially the same terms and conditions as offered by the Company to the Practice.

         IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written to be effective as provided hereinabove.

                             Company:
                             -------

                             RENAL CARE GROUP TEXAS, INC.


                             By:      /s/ Robert K. Stillwell
                                ----------------------------------------
                             Title:   Senior Vice President
                                ----------------------------------------


                             Practice:
                             --------

                             TYLER NEPHROLOGY ASSOCIATES, P.A.


                             By:  /s/ James R. Cotton, Jr., M.D.
                                ----------------------------------------
                             Title: James R. Cotton, Jr., M.D., President
                                ----------------------------------------

                                PHYSICIAN JOINDER

         Each Practice Physician executing below acknowledges that he or she has read and understood the terms of the Medical Director Services Agreement, effective February 12, 2003, to which this Physician Joinder is attached and as same may be amended or revised as provided therein (the "Agreement"). By signing this Physician Joinder, each Practice Physician agrees in his or her individual capacity, to (i) the nature and scope of medical director duties set forth in
Article I of the Agreement, including as described in detail on Exhibit B, (ii) the restrictive covenants contained in Article VII of the Agreement, and (iii) the third party beneficiary designated in Section 8.10 of this Agreement, in each case as may be amended by agreement of the Practice.

                               /s/ Nabeel K. Ahmed, M.D.                  (seal)
                               -------------------------------------------------
                               Name:    Nabeel K. Ahmed, M.D.
                                    --------------------------------------------


                               /s/ James R. Cotton, Jr.,, M.D.            (seal)
                               -------------------------------------------------
                               Name:    James R. Cotton, Jr.,, M.D.
                                    --------------------------------------------


                               /s/ Stefanie M. Diaz, M.D.                 (seal)
                               -------------------------------------------------
                               Name:    Stefanie M. Diaz, M.D.
                                    --------------------------------------------


                               /s/ Robert C. Dobrowolski, M.D.            (seal)
                               -------------------------------------------------
                               Name:    Robert C. Dobrowolski, M.D.
                                    --------------------------------------------


                               /s/ Roy G. Gerard, Jr., M.D.               (seal)
                               -------------------------------------------------
                               Name:    Roy G. Gerard, Jr., M.D.
                                    --------------------------------------------


                               /s/ Alpesh R. Jethva, M.D.                 (seal)
                               -------------------------------------------------
                               Name:    Alpesh R. Jethva, M.D.
                                    --------------------------------------------


                               /s/ Thomas A. Lowery, M.D.                 (seal)
                               -------------------------------------------------
                               Name:    Thomas A. Lowery, M.D.
                                    --------------------------------------------

                                    EXHIBIT A

                                   FACILITIES

                                                            Initial Principal Contact
                                                            -------------------------
Athens Dialysis Center
425 S. Carroll, Suite 104                                   --------------------------
Athens, Texas 75751

Carthage Dialysis Center
1614 South Market Street                                    --------------------------
Carthage, Texas 75633

Jacksonville Dialysis Center
908 East Loop 456, Suite 1                                  --------------------------
Jacksonville, Texas 75766

Mineola Dialysis Center
102 Maxine Drive                                            --------------------------
Mineola, Texas 75773

Mt. Pleasant Dialysis Center
628 South Jefferson Avenue                                  --------------------------
Mount Pleasant, Texas 75455

Palestine Dialysis Center
2041 Crockett Road                                          --------------------------
Palestine, Texas 75801

Tyler Dialysis - Watson Wise (and Home Dialysis)
815 East 1st Street                                         --------------------------
Tyler, Texas 75701

West Tyler Dialysis Center
3600 West Erwin Street                                      --------------------------
Tyler, Texas 75702

                                    EXHIBIT B

                                MEDICAL DIRECTOR
                           DUTIES AND RESPONSIBILITIES

Qualifications: THE MEDICAL DIRECTOR SHALL BE A PHYSICIAN PRACTICING NEPHROLOGY LICENSED IN THE STATE WHERE THE FACILITY IS LOCATED, WHO MEETS THE ESRD "QUALIFIED PHYSICIAN DIRECTOR" CRITERIA AS WELL AS THE REQUIREMENTS FOR STAFF MEMBERSHIP AS DEFINED BY THE APPLICABLE PROFESSIONAL STAFF BYLAWS.

DUTIES AND RESPONSIBILITIES: As required by Title 42 of the Federal Code of Federal Regulations (C.F.R.), the Medical Director has responsibility for the quality of professional care delivered to the patients at the Facility. He exercises that responsibility through directing the professional services of the Facility and conscientiously applying its policies and procedures.

The Medical Director is an independent contractor, responsible to the Chief Medical Officer of Renal Care Group. Specific responsibilities of the Medical Director include administrative, medical and technical services as outlined below. The position is separate and distinct from that of the attending Nephrologist.

EVALUATION: The Medical Director's duties and responsibilities are tracked monthly and reported annually for each Medical Director by the Chief Medical Officer. Section 4 of the Medical Director Handbook describes the evaluation process and scoring system. The components of the duties are listed below:

Administrative

A. The Medical Director will provide advice and assistance to the Facility in the implementation and maintenance of written policies and guidelines including:

         1.       Patient care delivery policy and procedures manual.

         2.       Communicable disease control within the unit.

         3.       The RCG Professional Staff Bylaws.

         4.       Maintenance of patient medical records.

         5.       Patient and staff education programs.

         6. Physical environment, fire and safety, and emergency preparedness of the dialysis facility.

         7. Responsibilities and functions of each category of personnel employed by the facility.

         Such policies and guidelines will be developed by Company personnel, including the Facility's head nurse or manager and the area administrator, and the policies and guidelines will be subject to the review and comment of the Medical Director. The Company will, with the advice and assistance of the Medical Director, oversee the implementation and maintenance of such policies and procedures and the training of personnel in the same, and the Medical Director will provide advice in such training as needed to the Company. Training for nurses and dialysis technicians will be provided by the Company through an instructor qualified under 25 TAC Section 117.62(g)(2).

B. The Medical Director will actively participate in Facility Quality Improvement Programs (CQI), as well as participate in multidisciplinary quality assurance programs that monitor the performance of the Facilities' written policies.

C. The Medical Director will participate and communicate as needed with the RCG Medical Office and the regional Executive Board (or its representative) in pursuit of the common goal of delivering the optimal patient care. Pursuit of this goal requires implementation of mandated directives by the Medical Advisory Board (MAB) and earnest consideration of its recommendations.

D. The Medical Director will review on a timely basis the RCG Quality Indicator and patient satisfaction data for the facility with the manager of the facility and will consult with attending nephrologists regarding achievement of Quality Indicator targets.

E. The Medical Director will assure that the Facility and all attending physicians comply with applicable ESRD Network, State, Federal and RCG mandates.

F. The Medical Director will review incident reports, patient complaints and any disciplinary action of medical staff or patient care personnel in a timely fashion.

G. The Medical Director will serve as Facility liaison with affiliated medical institutions for services such as renal transplantation, hospitalization, and emergency medical services.

H. The Medical Director will participate in the Facility survey process by Federal, State, and private groups approved by RCG and will then communicate to the Facility's Governing Body and the Executive Board the results of such surveys.

I.       The Medical Director will collaborate with RCG's Chief Medical Officer
         (CMO) and the MAB in obtaining data from regulatory agencies and other sources as part of RCG's strategy to work continuously to improve patient care.

J. The Medical Director will make best efforts to participate in national RCG Medical Director educational symposiums, as well as attend the quarterly Quality conference calls.

K. The Medical Director will collaborate with the laboratory to implement ESRD Network, State, Federal and RCG mandates.

L. The Medical Director will document the performance of all such duties with a written log detailing duties performed and provide documentation of these duties on a monthly basis to the RCG Medical Office or its designee (Administrative checklist).

Medical

A. The Medical Director will be a member of the renal health care team to ensure quality of care, including the establishment and implementation of policies regarding patient care. Among these quality of care criteria are:

         - The suitability of patients admitted to the outpatient dialysis Facility.

         - Implementation of existing RCG patient care policies and procedures.

         - The appropriateness of dialysis prescriptions in the Facility, particularly for all new patients.

         - Administration of dialysis related medications as listed on the Facility Drug Inventory. - Administration of recommended vaccines for ESRD patients and staff.

B. The Medical Director will serve on the professional team in the development of both short and long-term patient care plansand will participate in the selection of the most appropriate ESRD modality for the patients of the Facility.

C. The Medical Director will advise the Company regarding the implementation of written policies outlining the patient's options for various treatment modalities, including in-center hemodialysis, home hemodialysis, peritoneal dialysis, and transplantation.

D. When self-dialysis training or home dialysis training is offered, the Medical Director will advise the Company in developing and implementing a program that assures that patient teaching materials are available for use of all trainees during training and at times other than during the dialysis procedure.

E. The Medical Director will work to assure that the ESRD patient has appropriate consultation with a renal dietician, social worker, financial counselor and other individuals as needed.

F. The Medical Director will oversee the appropriate performance of the dialysis orders and day-to-day patient care policy by the nursing and technical staff.

G. The Medical Director will use reasonable efforts to encourage attending physicians to comply with the facility's policies on patient care.

H. The Medical Director will review patient satisfaction surveys and clinical outcomes data and will consult with attending physicians and staff as appropriate to implement appropriate action to address issues identified and to improve patient care at the Facility.

Technical

A. The Medical Director will participate in the selection of cost-effective treatment modalities and dialysis supplies to be offered by the Facility and advise attending physicians regarding the compatibility of their dialysis prescriptions with the options available at the Facility.

B. The Company will provide to the Medical Director, and the Medical Directo will review and approve, policies and procedures designed to ensure the adequate training of nurses and technicians in dialysis science and techniques.

C. The Medical Director will provide continuous availability for medical and technical questions to the patient care staff, including coverage when unavailable.

D. The Medical Director will advise the Company regarding the implementation of a dialysis water standards policy including monitoring and enforcement.

E. The Medical Director will advise the Company regarding the implementation of a policy regarding dialyzer reuse including monitoring and quality improvement.

F. The Medical Director will advise the Company regarding the implementation of a policy on the administration of intradialytic medications.

                                    EXHIBIT C

                       MEDICAL DIRECTOR PERFORMANCE REVIEW

         The annual evaluation of the RCG Facility and Medical Director is essential to the mission, "to improve the quality of life and to care for those patients with chronic and acute renal disease." To achieve this mission, all associates of the Facility must function collaboratively at the highest possible level, under the leadership of the Medical Director. The Facility/Medical Director evaluation is conducted annually by the Chief Medical Officer, to whom the Medical Director is primarily responsible. This evaluation process must be understood by Medical Directors, since it is an important component of the RCG policy of continuous quality improvement.

         The Interpretive Guidelines for ESRD Facilities states "Treatment is under the general supervision of a Director who is a physician. The Medical Director is responsible for planning, organizing, conducting and directing the professional ESRD services and must devote sufficient time to carrying out these responsibilities." The Nephrologist has the medical skills and must develop leadership and collaborative management skills to fulfill this mandate as Medical Director. Teamwork and collegiality are highly valued as the leader of the ESRD team.

         The Practice shall be eligible for an annual bonus of up to 15% of the base medical director compensation paid during the year based upon the success of the Facilities in meeting annual clinical outcomes targets and in achieving performance objectives for the Facilities and the Practice generally prescribed by RCG for its dialysis facilities in the region in which the Facilities are located. Each year the base compensation paid to the practice is allocated between the Facilities as agreed upon by RCG and the Practice. Then, each Facility is placed in a quartile based on its evaluation. If a Facility is in the top quartile, then 100% of 15% of the base compensation allocated to that Facility is paid to the Practice. If a Facility is in the second quartile, then 66.67% of 15% of the base compensation allocated to that Facility is paid to the Practice. If a Facility is in the third quartile, then 33.33% of 15% of the base compensation allocated to that Facility is paid to the Practice. If a Facility is in the fourth quartile, then nothing is paid to the Practice for that Facility.

         The evaluation is based on an annually updated point system, authorized and reviewed by the RCG Medical Advisory Board (MAB). The elements measured and their weight are as follows:

         - 50 % based on Clinical Indicators of the Facility. The Clinical Indicators are measured monthly and reported quarterly. Measurement is based on the RCG one year rolling average. Tracking the Clinical Indicators and observing trends provides opportunities for quality improvement using the CQI process. The market or regional Quality Management Committee is charged with reviewing the outcomes and performance of each Facility and is available as a resource to the Medical Director.

                  The point system has been weighted to encourage reduction of temporary catheters and placement of AV fistulas. Vascular access is the indicator most influenced by the concerted effort of the Medical Director. The literature shows both mortality and morbidity are reduced with early permanent access placement. Reduction of mortality is the most important outcome, but can only occur with improvement in all care processes that impact patient outcomes (such as URR, nutrition, anemia, etc.).

         - 30 % based on Medical Director administrative duties. Section 5 and 6 of this Handbook describe the administrative duties in greater detail. Guidelines have been prepared for the Medical Directors of both Hemodialysis and Home Therapy Facilities. At the back of each section is a grid, which is designed to assist the Medical Director and the Manager of each Facility in the documentation of the performance of these duties. On a monthly basis, the required tasks should be completed and both the Medical Director and the Manager of each Facility should initial the completion at the bottom of the grid. At a minimum, this will document the compliance of the Medical Director with regulatory requirements by Medicare.

                  The CQI process is a vital part of the quality improvement process of the Facility and the Medical Director is expected to participate in this process. Three levels of participation are provided for but a High level of participation is expected as Medical Directors become knowledgeable and proficient with the CQI process. The Chief Medical Officer (CMO) and his staff are available as resources.

         - 20 % based on patient satisfaction with the Facility. The Patient Satisfaction Survey will be conducted in the spring of each year and the results made available to the Facility and Medical Directors. The Medical Director, as the clinical leader, and the Manager of each Facility, are held responsible for the performance of the staff of the Facility. Although not directly under the control of the Medical Director, he/she is expected to be a positive influence on the staff and their performance in the Facility.

         Completion of the duties should be documented in some manner, in addition to a check mark on the grid sheet, further described in Section 5. Common tools of documentation include minutes from meetings, a personal Medical Director notebook, or dictated notes kept in the Facility. The Manager of each Facility (or an RCG designee) must concur that the line item on the check list was completed and initial the monthly grid sheet with the Medical Director. This indicates that the line item was completed to the satisfaction of both parties. The grid sheet and related documentation is the property of the Medical Director. A copy of the grid sheet should be forwarded monthly to the office of the Associate Medical Officer for monitoring purposes and for use in the annual Medical Director evaluation. The Medical Director will be held accountable for meeting facility outcome criteria. Failure to improve outcomes, as measured by the annual Medical Director evaluation, especially when in the 4th Quartile of performance, will result in a request for a written explanation to the Chief Medical Officer.

Clinical Performance Measures (50 %)
-----------------------------

Hemodialysis Medical Director

(evaluation based on annual rolling average of prior year)

         -  URR (% of patients with URRs >=70%)            >80% = 10 points
            RCG average 72.9 %                              75-80% = 8 points
            Best Region   80.7 %                            70-74.9% = 6 points
                                                            65-69.9% = 4 points
                                                           <65% = 0 points

         -  Hematocrit   (% of Hcts >=33%)                >85% =10 points
            RCG average 74.6 %                             80-85% = 8 points
            Best Region   78.4%                            75-79.9% = 6 points
                                                           70-74.9% = 4 points
                                                           65-69.9% = 2 points
                                                          <65%= 0 points

         -  Hospitalization (91+ days, based on days per patient year at risk)

            RCG average 12.1 days                         <10 days = 8 points
            Best Region 9.4 days                           10-14.9 days = 6 points
                                                           15-20 days = 2 points
                                                          >20 days    = 0 points

         -  Mortality (91+ days, based on deaths per 100 patient years at risk)

            RCG average 22.1                              <20 = 8 points
            Best Region 17.5                               20-23.9 = 6 points
                                                           24-29.9 = 4 points
                                                           30-35 = 2 points
                                                          >35    = 0 points

         -  No Shows (per patient/year)
            RCG average 1.8                               <1.0 = 10 points
            Best Region   0.8                              1.1-1.5 = 8 points
                                                           1.6-2.0 = 6 points
                                                           2.1-2.5 = 4 points
                                                          >2.5   = 0 points

         -  Vascular Access:
            -  % of  temporary catheters                  <10% = 8 points
               RCG average 25.5 %                          10-14.9% = 6 points
               Best Region   17.4%                         15-19.9% = 4 points
                                                           20-25% = 2 points
                                                          >25%    = 0 points

         -  % native AV fistulas                          >43   = 8 points
            RCG average 29.8 %                             38-42.9% = 6 points
            Best Region   42.9%                            33-37.9% = 4 points
                                                           28-32.9% = 2 points
                                                          <28%      = 0 points

         -  PTFE clotting events/patient year             <0.3= 10 points
            RCG average 0.8                                0.3 - 0.59= 8 points
            Best region 0.4                                0.6 - 0.99= 6 points
                                                           1.0 - 1.2= 4 points
                                                          >1.2= 0 points

Peritoneal Dialysis Medical Director
(valuation based on annual rolling average of prior year)

         -  KT/V  (>=2.1)
            RCG average 76.8 % CAPD
            RCG average 88.1 % CCPD                       >78 = 15 points
                                                           63-78% = 12 points
                                                           68-62.9% = 10 points
                                                           63-67.9% =  8 points
                                                           58-62.9% =  5 points

         -  Creatinine Clearance (>=60L CAPD or >=60 L CCPD)

            RCG average 81.2 % CAPD                       >75 = 15 points
            RCG average 75.2 % CCPD                        70-75% = 12 points
            Weighted average 78.2%                         65-69.9% = 10 points
                                                           60-64.9% =   8 points
                                                           55-59.9% =   5 points

         -  Hematocrit   (% of Hcts >=33%)                >85% =10 points
            RCG average 74.6 %                             80-85% = 8 points
            Best Region 78.4%                              75-79.9% = 6 points
                                                           70-74.9% = 4 points
                                                           65-69.9% = 2 points
                                                          <65%= 0 points

         -  Hospitalization (91+ days, based on days per patient year at risk)

            RCG average 12.1 days                         <10 days = 8 points
            Best Region 9.4 days                           10-14.9 days = 6 points
                                                           15-20 days = 2 points
                                                          >20 days    = 0 points

         -  Mortality (91+ days, based on deaths per 100 patient years at risk)

            RCG average 20.7                              <20 = 8 points
            Best Region 15.5                               20-24.9 = 6 points
                                                           24-29.9 = 4 points
                                                           30-35   = 2 points

                                                          >35      = 0 points

         -  Peritonitis (new cases only)
            RCG average 22.6 months between cases
            Best Region 36.9 months between cases

           >32 months between cases                        10 points
            28-32 months between cases                     8 points
            22-27.9 months between cases                   6 points
            17-21.9 months between cases                   4 points
           <17 months between cases                        0 points

         -  Peritonitis (relapse cases only)
            RCG average 11.2 % of peritonitis cases due to relapse Best Region 7.4% of peritonitis cases due to relapse

           <7 % of cases                                   10 points
            7.0 to 9.9 % of cases                           8 points
            10 to 12 % of cases                             6 points
            12 to 15% of cases                              4 points
           >15% of cases                                    0 points

Combination Hemodialysis & Peritoneal Medical Director

For those physicians who oversee both modalities, each is evaluated using the above criteria. The overall Clinical Quality is then a composite of these, weighted to reflect the numbers of patients in each modality.

MEDICAL DIRECTOR ADMINISTRATIVE TASKS (30 %)

The completion of administrative tasks must be documented by the Medical Director on a monthly basis. It is important that both the Manager of each Facility and the Medical Director document completion of the required tasks. Other Medical Director functions including such things as meeting with surgeons regarding access, goals, attendance at medical meetings and literature review regarding ESRD issues, etc, should also be noted in this record as well, since this contributes to a high quality Facility.

Participation in monthly review:

         - Review staffing & training issues impacting patient outcomes with Manager

         -        Review water quality

         -        Review dialyzer reuse at the Facility

         - Review monthly lab of patients below quality goals & develop plan

         -        Review trend in hospitalizations, infections

         -        Review temporary catheter usage & trend

         -        Review patient incident reports & trends

         -        Monitor staff physician patient rounding process

         -        Adequacy of staff physician medical documentation

Participation in CQI process:

         - The CQI process should be a routine process in the Facility striving to improve its outcomes. As physicians learn this process, Medical Directors are expected to participate at higher levels. In the meantime, Low, Medium and High participation levels may be chosen on the Performance grid, depending on the physician's comfort with the process.

Participation in Professional Staff process:

         - Participate in the Quarterly Quality conference calls, which have physician CME available.

Annual checklist:

         - Review and approve Facility Policy and Procedures and make necessary modifications; review and approve clinical protocols. - Review patient satisfaction data annually and in concert with the Manager of the Facility make recommendations for improvement.

         - Participate with the Manager in the Budget process for the Facility - Participate in Facilities' surveys by regulatory agencies.

Patient Satisfaction Surveys (PSS) (20 %)

The Satisfaction Survey will be conducted in the spring of each year and results forwarded to each Facility for review and discussion regarding potential areas of improvement.

         Nurse:

                                RCG average In-Center 3.43

                                         PSS >3.5                     = 4 points
                                         PSS >= 3.25 and < 3.5        = 3 points
                                         PSS >=3.0 and < 3.25         = 2 points
                                         PSS >  2.5 and < 3.0         = 1 points
                                         PSS <  2.5                   = 0 points

                                RCG average Home 3.77
                                         PSS > 3.5                    = 4 points
                                         PSS >= 3.25 and < 3.5        = 3 points
                                         PSS >=3.0 and < 3.25         = 2 points
                                         PSS >  2.5 and < 3.0         = 1 points
                                         PSS <  2.5                   = 0 points

         PCT/Home Services:

                                RCG average In-Center 3.42

                                         PSS >3.5                     = 4 points
                                         PSS >= 3.25 and < 3.5        = 3 points
                                         PSS >=3.0 and < 3.25         = 2 points
                                         PSS >  2.5 and < 3.0         = 1 points
                                         PSS <  2.5                   = 0 points

                                RCG average Home 3.67
                                         PSS >3.5                     = 4 points
                                         PSS >= 3.25 and < 3.5        = 3 points
                                         PSS >=3.0 and < 3.25         = 2 points
                                         PSS >  2.5 and < 3.0         = 1 points
                                         PSS <  2.5                   = 0 points

         Physician:

                                RCG average In-Center 3.27

                                         PSS > 3.5                    = 8 points
                                         PSS >= 3.25 and < 3.5        = 6 points
                                         PSS >=3.0 and < 3.25         = 4 points
                                         PSS >  2.5 and < 3.0         = 2 points
                                         PSS <  2.5                   = 0 points

                                RCG average Home 3.67
                                         PSS > 3.5                    = 8 points
                                         PSS >= 3.25 and < 3.5        = 6 points
                                         PSS >=3.0 and < 3.25         = 4 points
                                         PSS >  2.5 and < 3.0         = 2 points

         Dietitian:

                                RCG average In-Center 3.27

                                         PSS > 3.5                    = 4 points
                                         PSS >= 3.25 and < 3.5        = 3 points
                                         PSS >=3.0 and < 3.25         = 2 points
                                         PSS >  2.5 and < 3.0         = 1 points

                                RCG average Home 3.67
                                         PSS > 3.5                    = 4 points
                                         PSS >= 3.25 and < 3.5        = 3 points
                                         PSS >=3.0 and < 3.25         = 2 points
                                         PSS >  2.5 and < 3.0         = 1 points

         Social Worker:

                                RCG average In-Center 3.40

                                         PSS > 3.5                    = 4 points
                                         PSS >= 3.25 and < 3.5        = 3 points
                                         PSS >=3.0 and < 3.25         = 2 points
                                         PSS >  2.5 and < 3.0         = 1 points

                                RCG average Home 3.51
                                         PSS > 3.5                    = 4 points
                                         PSS >= 3.25 and < 3.5        = 3 points
                                         PSS >=3.0 and < 3.25         = 2 points
                                         PSS >  2.5 and < 3.0         = 1 points

         Facility:

                                RCG average: In-Center 3.24
                                         PSS > 3.5                    = 4 points
                                         PSS >= 3.25 and < 3.5        = 3 points
                                         PSS >=3.0 and < 3.25         = 2 points
                                         PSS >  2.5 and < 3.0         = 1 points

                                RCG average Home 3.58
                                         PSS > 3.5                    = 4 points
                                         PSS >= 3.25 and < 3.5        = 3 points
                                         PSS >=3.0 and < 3.25         = 2 points
                                         PSS >  2.5 and < 3.0         = 1 points